1-3 Strand London WC2N 5EH www.nationalgrid.com National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 1 20 July 2021 Martha B. Wyrsch 723 Snowmass Club Circle #92 POB 5061 Snowmass Village CO 81615 USA Appointment as Non-executive Director Further to the approval by the Board of National Grid plc (the “Company”), and subject to agreement of these terms and conditions by you, I am delighted to advise that your appointment as a Non- executive Director of the Company will be effective 1 September 2021. This letter sets out the terms of your appointment. It is agreed that this is a contract for services and not a contract of employment. Appointment Your appointment, commencing on 1 September 2021, will be subject to your election by shareholders at the Company's Annual General Meeting (“AGM”) in 2022, following which it is expected that you will be subject to annual re-election by shareholders, unless your appointment is otherwise terminated earlier in accordance with the Company's Articles of Association as amended from time to time (the “Articles”) or by and at the discretion of either the Board or you upon 1 month’s written notice. Continuation of your contract of appointment is therefore contingent on satisfactory performance and re-election by shareholders at forthcoming AGMs. In the event that shareholders do not support your appointment or other shareholder action terminates your appointment you will not be entitled to receive damages for breach of contract and will not be entitled to any other compensation (or payment in lieu of notice). Non-executive Directors are typically expected to serve one three-year term, and extended annually thereafter, subject to the terms of this letter; any extension to this is subject to review by the Nominations Committee (prior to making recommendations to the Board) having regard to the UK Corporate Governance Code. Time Commitment Overall, we anticipate a time commitment of approximately 2-21/2 days on average per month, after the induction phase, taking into account reading and preparation time for Board and Committee meetings. This will include attendance at Board meetings (estimated 6 scheduled meetings per year) plus strategy sessions, ad hoc and emergency meetings, Committee meetings, the AGM and any general meetings. It is intended that certain Board meetings will be held at the Company's operational sites (in the UK and US)). The average time commitment stated above will increase should you become a committee member or chair, or if you are given additional responsibilities, such as being appointed the Senior Independent Director. Details of the expected increase in time commitment will be covered in any relevant communication confirming the additional responsibility. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 2 Following your induction, as a Non-executive Director you will also be expected to undertake at least one site visit per year to the business, the location to be agreed with me or the Chief Executive. In addition, you will be expected to devote appropriate preparation time ahead of each meeting and such other time as is reasonably required to discharge your duties as a Director (for example if the Company is involved in increased activity because it is involved in a major transaction). If you are unable to attend a meeting, you should notify the Group General Counsel & Company Secretary and prior to the meeting communicate your opinions and comments on the matters to be considered to me or the relevant Committee chair so they can be taken into account at the meeting. Role All Directors, both Non-executive and Executive, have the same general legal responsibilities to the Company. The Board as a whole is collectively responsible for debating and approving the strategic direction of the Company and for promoting the success of the Company for the benefit of its members by directing and supervising the Company's affairs. All Directors must therefore take decisions objectively in the interests of the Company, in compliance with their statutory and fiduciary duties, and not do anything which is harmful to the Company or its business. All Directors are expected to comply with the Company’s policies, procedures, rules and regulations from time to time in force, including in particular, the Company’s Code of Ethics and its Share Dealing Code. The Board:  provides effective business leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;  sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and  sets the Company's values and standards and ensures that its obligations to its shareholders and others are understood and met. In addition to these requirements of all Directors, the role of the Non-executive Director has the following key elements:  Strategy: Non-executive Directors should constructively challenge and contribute to the development of strategy;  Performance: Non-executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;  Risk: Non-executive Directors should satisfy themselves that the financial function of the Company is professionally managed and that financial controls and systems of risk management are robust and defensible; and  People: Non-executive Directors are responsible for determining appropriate levels of remuneration for Executive Directors and have a prime role in appointing, and where necessary removing, senior management, and in succession planning. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 3 You should also have regard to the Revised Guidance on Board Effectiveness, issued by the Financial Reporting Council in July 2018, of which an extract summarising the role of a Non- executive Director is set out at Schedule 1 to this letter. Committees Initially, you have been invited to serve on the Remuneration and Safety & Sustainability Committees. Terms of Reference of all Board Committees are available to view in the Director Resource Centre on BoardVantage. Fees This letter sets out the only payments you will receive for performing your duties in accordance with this letter. Accordingly, no other remuneration or benefits will be provided and, in particular, you will not participate in any of the Company’s remuneration or benefit programmes, arrangements, schemes or plans. As a US-based Director, you will be paid £84,400 per annum and you will also be entitled to a Committee membership fee of £11,000 per annum per Committee membership. NB: The Committee membership fee does not currently apply to the People & Governance Committee. Subject to the paragraph entitled ‘Termination’ below, in the event of termination of your appointment for any reason, you will receive the fees paid pro rata through to your final date as a member of the Board. These payments will be made monthly on or around 15th day of each month and will be pro-rated from the date of your appointment. You will not receive any further fees for membership of, or attendance at, any ad hoc Board or Committee meetings. If, for a reason related to illness, disability or injury, you are unable to carry out your duties, payment of any fee(s) during any period of incapacity will be at the discretion of the Board. The Company will reimburse you, in accordance with the Articles and any expenses procedures from time to time in force, for any reasonable expenses properly incurred in performing your duties. All expenses must be properly documented. Details regarding travel are set out in the Travel Guidelines for Directors document in the Directors’ information pack, which may change from time to time. The Executive Committee and Board will review the above fees from time to time and they are therefore subject to change. All fees and payments will be made subject to any tax or other deductions required to be made by the Company. Outside interests The Board has noted your other significant commitments. By confirming this appointment, you have agreed that you are able to allocate sufficient time to meet the expectations of your role including appropriate preparation time. It is accepted and acknowledged that you have business interests other than those of the Company. As a condition to your appointment commencing, you are required to declare any such directorships, appointments and interests in writing. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 4 Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company. In the event that you become aware of any potential conflicts of interest, these should be disclosed to me and/or the Group General Counsel & Company Secretary as soon as apparent. Where an interest may give rise to a conflict of interest with the Company or any of its subsidiaries or associate companies, the interest and potential conflict will need to be disclosed to the Board and its prior consent obtained. Additionally, if at any time you are considering acquiring any new business interest (including as described in the letter to you regarding initial disclosures on appointment), you should raise the matter initially with me and/or the Group General Counsel & Company Secretary; it will then go to the Board for approval at the appropriate time (and after public announcement if deemed appropriate). Independent status The Board has determined you to be independent according to the provisions of the UK Corporate Governance Code. As an independent Director it is important that you remain independent in character and judgement. If you become aware of anything that may affect, or could appear to affect, this determination of independence, this should be disclosed to me and/or the Group General Counsel & Company Secretary as soon as apparent. Confidentiality You will, naturally, during your appointment and following its termination not disclose or communicate to any person (except as required by law or in the course of the proper performance of your duties under this letter, or with the consent of the Board) nor use for your own account or advantage any private or confidential information in any form whatsoever relating to the Company or any of its subsidiaries or associate companies (“Confidential Information”) which you obtained during your appointment or otherwise. Additionally, you will use your best endeavours to prevent the unauthorised use or disclosure of any such Confidential Information, other than as required by law or regulatory authority. This restriction will continue to apply after your appointment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you. After your appointment ends you will return all documents and information (whether written, visual or electronic) under your control which belong to the Company. Your attention is also drawn to the requirements under both legislation and regulation together with Company policies and procedures as to the disclosure of ‘inside’ or ‘price sensitive’ information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from me or the Group General Counsel & Company Secretary. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 5 Induction You will be provided with a comprehensive, formal and tailored induction to the Company and its businesses based on your experience and background and on which Committees you are to serve. You will also receive a Directors' information pack comprising information on the Company’s businesses and operations together with matters relating to corporate governance and corporate responsibility. We will also arrange various site visits and meetings with senior and middle management and the Company's auditors. We will arrange for you to meet major shareholders as appropriate. Should you feel you require additional information on any area please contact the Group General Counsel & Company Secretary to arrange this. Review Process The performance of individual Directors, the Board and Board Committees is evaluated annually. If, in the interim, there are any matters which cause you concern in relation to your role you should discuss them with me as soon as is appropriate. I will also regularly review and agree your training and development needs. Termination We may terminate your appointment with immediate effect if you: a) commit a material breach of your obligations under this letter; or b) commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common-law); or c) are guilty of any fraud or dishonesty or acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or d) are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed); or e) are declared bankrupt or have made an arrangement with or for the benefit of your creditors; or f) are disqualified from acting as a director. On termination of your appointment, you shall at the request of the Company resign from your office as a director of the Company and all offices held by you in any Group company. If there are matters which arise which cause you concern about your role you should discuss them with me. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other, reason, you should provide an appropriate written statement to me for circulation to the Board. Directors’ Indemnity and Liability Insurance In the event that you are made a party or are threatened to be made a party to any threatened, pending or completed action, suit, investigation, or proceeding, whether civil, criminal, administrative DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 6 or investigative by reason of the fact that you are or were a Director of the Company, the Company shall indemnify you against expenses (including legal fees) actually and reasonably incurred by you in connection with such action, suit or proceeding and against judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent permitted by the Companies Act 2006, as amended, and any other applicable law or regulation, from time to time in effect. Such right of indemnification shall be without prejudice to any other rights to which you may be entitled and shall be effective from the date on which your appointment as a Director first has effect. The terms and conditions of this indemnity are set out in a separate deed of indemnity entered into or to be entered into between you and the Company. The Company has Directors’ and Officers’ liability insurance and currently intends to maintain such cover for the full term of your appointment. A summary of the cover is available to view in the Director Resource Centre on BoardVantage. Independent Professional Advice Occasions may arise when you consider that you need independent professional advice in the furtherance of your duties as a Director. Please advise me or the Group General Counsel & Company Secretary should you wish to seek such advice. The Company will reimburse reasonable costs incurred in respect of such advice, in accordance with the UK Corporate Governance Code and any relevant Company policy. Disclosure of interests in transactions and Dealings in Shares Under the Companies Act 2006, where a Director of a company is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company or one that has been entered into by the Company, he must declare the nature and extent of that interest. You may give any such notice at a meeting of the Directors, in writing or by general notice. During the continuance of your appointments you will be expected to comply (and to procure that your closely associated persons, usually spouse and dependent children, comply) where relevant with any rule of law or regulation of any competent authority or of the Company from time to time in force in relation to dealings in shares, debentures and other securities of the Company and ‘inside’ or ‘price sensitive’ information affecting the shares, debentures and other securities of the Company. A copy of the Company’s Share Dealing Code is provided on the Directors’ Dashboard on BoardVantage. Directors’ Duties You will have particular regard to the general duties of directors as set out in Part 10, Chapter 2 of the Companies Act 2006, including the duty to promote the success of the company under Section 172 of the Act: “A director of a company must act in the way they consider, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to - a) the likely consequences of any decision in the long term, b) the interests of the company's employees, c) the need to foster the company's business relationships with suppliers, customers and others, DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 7 d) the impact of the company's operations on the community and the environment, e) the desirability of the company maintaining a reputation for high standards of business conduct, and f) the need to act fairly as between members of the company.” You should also have regard to, and your appointment is subject to, your duties as a Director in light of the Articles, applicable general law, the Companies Act 2006, the Listing, Prospectus, Disclosure Guidance and Transparency Rules of the Financial Conduct Authority, the UK Corporate Governance Code and obligations arising as a result of the Company’s American Depositary Shares being listed on the New York Stock Exchange, as set out in the relevant section in the Director Resource Centre on BoardVantage. The Company currently has no share ownership requirements for its Non-executive Directors. Governing Law The agreement contained in this letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts. Entire Agreement This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto. On a personal level, I am delighted that you have agreed to accept this appointment to the Board of the Company and I look forward to our building a good working relationship. Data Protection By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998, incorporating the GDPR) in accordance with the Company’s privacy notice as applicable to you as a contractor for these purposes. You will comply at all times with the Company’s data protection policy, a copy of which will be provided to you. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 8 Please acknowledge receipt and acceptance of the above terms by signing and returning the enclosed copy of this letter. Paula Rosput Reynolds Chair For and on behalf of National Grid plc I hereby acknowledge receipt of and accept the terms set out in this letter. Signed ………………………………. Martha B. Wyrsch Dated ……………………………….. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C 20/7/2021

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 9 Schedule 1 Guidance for Non-Executive Directors (extracted from the July 2017 FRC Guidance on Board Effectiveness) Non-executive directors should, on appointment, devote time to a comprehensive, formal and tailored induction that should extend beyond the boardroom. Initiatives such as partnering a non- executive director with an executive board member may speed up the process of them acquiring an understanding of the main areas of business activity, especially areas involving significant risk. They should expect to visit operations and talk with managers and non-managerial members of the workforce. A non-executive director should use these conversations to better understand the culture of the organisation and the way things are done in practice, and to gain insight into the experience and concerns of the workforce. It is vital that non-executive directors have sufficient time available to discharge their responsibilities effectively. The time commitment to engage with shareholders and other key stakeholders and get to know the business can be considerable. It is advisable for non-executive directors to assess the demands of their portfolios and other commitments carefully before accepting new appointments. They should devote time to developing and refreshing their knowledge and skills to ensure that they continue to make a positive contribution to the board and generate the respect of the other directors. Non-executive directors need to insist on receiving high-quality information sufficiently in advance so that there can be thorough consideration of the issues prior to, and informed debate and challenge at, board meetings. They should seek clarification or amplification from management where they consider the information provided is inadequate or lacks clarity. Board papers and supporting information should:  be accurate, clear, comprehensive and up-to-date;  contain a summary of the contents of any paper; and  inform the director what is expected of them on that issue. It is important that non-executive directors do not operate exclusively within the confines of the boardroom but have a good understanding of the business and its relationships with significant stakeholders. Accordingly, it is advisable for them to take opportunities to meet shareholders, key customers and members of the workforce from all levels of the organisation. DocuSign Envelope ID: 5AE64DCA-E431-4660-B816-EA68CD87465C